CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated February 26, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of TIFF Investment Program, Inc., which is also incorporated by reference into the Registration Statement.
We also consent to the reference to us under the heading "Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York  10036
April 29, 1998